                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (AMENDMENT NO.____)*

                         AMERICAN GREETINGS CORPORATION
                                (Name of Issuer)


                              CLASS B COMMON SHARES
                         (Title of Class of Securities)


                                   026375-20-4
                                   -----------
                                 (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

        [ ]       Rule 13d-1(b)
        [ ]       Rule 13d-(c)
        [X]       Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                                                               PAGE 1 OF 6 PAGES

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

 -----------------------------------------------------                ----------------------------------------------------
                CUSIP NO. 026375-20-4                       13G                        PAGE 2 OF 6 PAGES
 -----------------------------------------------------                ----------------------------------------------------

 ----------------- --------------------------------------------------------------------------------------------------------
        1          NAME OF REPORTING PERSON
                   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   IRVING I. STONE LIMITED LIABILITY COMPANY

                   EIN:  34-1844265
 ----------------- --------------------------------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (A) [ ]
                                                          (B) [ ]
 ----------------- --------------------------------------------------------------------------------------------------------
        3          SEC USE ONLY

 ----------------- --------------------------------------------------------------------------------------------------------
        4          CITIZENSHIP OR PLACE OF ORGANIZATION

                                    OHIO

 ------------------------------------------- ------- ----------------------------------------------------------------------
                                               5     SOLE VOTING POWER
                 NUMBER OF
                                                            1,818,182
                                             ------- ----------------------------------------------------------------------
            SHARES BENEFICIALLY                6     SHARE VOTING POWER

                   OWNED                                     - 0 -
                                             ------- ----------------------------------------------------------------------
                                               7     SOLE DISPOSITIVE POWER
                  BY EACH
                                                             1,818,182
              REPORTING PERSON
                                             ------- ----------------------------------------------------------------------
                                               8     SHARED DISPOSITIVE POWER
                    WITH
                                                             - 0 -
 ------------------------------------------- ------- ----------------------------------------------------------------------
                     9                               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                             1,818,182
 ------------------------------------------- ------- ----------------------------------------------------------------------
                     10                              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

 ------------------------------------------- ------- ----------------------------------------------------------------------
                     11                              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                              39.2%
 ------------------------------------------- ------- ----------------------------------------------------------------------
                     12                              TYPE OF REPORTING PERSON*

                                                               CO
 ------------------------------------------- ------- ----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT


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                                                            PAGE 3 OF 6 PAGES

SCHEDULE 13G

Item 1(a)      Name of Issuer:

                           American Greetings Corporation

Item 1(b)      Address of Issuer's Principal Executive Offices:
               ------------------------------------------------

                           One American Road, Cleveland, Ohio   44144

Item 2(a)      Name of Person Filing:

                           Irving I. Stone Limited Liability Company

Item 2(b)      Address or Principal Business Office or, if None, Residence:
               ------------------------------------------------------------

                           One American Road, Cleveland, Ohio   44144

Item 2(c)      Citizenship

                           OHIO

Item 2(d)      Title of Class of Securities:

                           American Greetings Corporation Class B Common Shares

Item 2(e)      CUSIP Number:

                           026375-20-4

Item 3 If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check Whether the Person Filing is a:

      (a)  [ ]  Broker or dealer registered under Section 15 of the Exchange
                Act,
      (b)  [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act,
      (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act,
      (d) [ ] Investment company registered under Section 8 of the Investment Company Act,
      (e)  [ ]  An investment adviser in accordance with Rule
                13d-1(b)(1)(ii)(E);
      (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
      (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

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SCHEDULE 13G                                                   PAGE 4 OF 6 PAGES
------------

      (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

      (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

      (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

               If this statement is filed pursuant to Rule 13d-1(c), check this box

               Not Applicable

Item 4         Ownership:
               ----------

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.


                                    (a)  Amount beneficially owned     (b)      Percent of Class
                                         -------------------------              ----------------

         Irving I. Stone                                    1,818,182                 39.2%
         Limited Liability Company

      (c)      Number of shares as to which such person has:
               ---------------------------------------------

                                    (i)     Sole Power to vote                  (ii)    Shared Power to Vote
                                            or to direct the vote                       or to direct the vote
                                            ---------------------                       ---------------------

         Irving I. Stone                                    1,818,182                    0
         Limited Liability Company

                                    (iii)   Sole Power to                       (iv)    Shared Power to
                                            Dispose or to Direct                        dispose or to direct
                                            the disposition of                          the disposition of
                                            ------------------                          ------------------

         Irving I. Stone                                    1,818,182                    0
         Limited Liability Company

Item 5         Ownership of Five Percent or Less of a Class:
               ---------------------------------------------

               Not Applicable



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SCHEDULE 13G                                                   PAGE 5 OF 6 PAGES
------------



Item 6         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               Not Applicable

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:

               Not Applicable

Item 8         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               Not Applicable

Item 9         NOTICE OF DISSOLUTION OF GROUP:

               Not Applicable

Item 10        CERTIFICATIONS

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

               Not Applicable

SCHEDULE 13G                                                   PAGE 6 OF 6 PAGES
------------


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        February 12, 2001
                                        (For the period ended December 31, 2000)


                                        IRVING I. STONE
                                        LIMITED LIABILITY COMPANY

                                        By: /s/ Gary Weiss
                                        --------------------------------
                                        Gary Weiss, Manager